AIRPLANES GROUP

debis AirFinance House, Shannon, Ireland
Telephone: +353 61 723600 Fax: 353 61 723850

PRESS RELEASE

As disclosed in the Airplanes Group Quarterly Report on Form 10Q, filed with the SEC on August 9, 2004, we signed a letter of intent for the sale of our three MD-11 aircraft on August 6, 2004.

Since the early return last year of these aircraft, the operating lease market for MD-11 aircraft in passenger configuration has remained extremely weak. As a consequence we have been unable to re-lease these aircraft, and in any event they would require significant expenditure to place them in a leasable condition, even if we were able to find a lessee. We have reviewed the possibility of converting the aircraft to freighter configuration but concluded that not only would this be too costly as a viable alternative for us but would also be subject to provisions in our governing documents that restrict our ability to undertake the expense of such a conversion. Following a thorough review of the proposal to sell these aircraft, we concluded that it was in the best economic interest of Airplanes Group and the certificate holders to proceed with the sale. In arriving at this decision, we had extensive consultations with the servicer and sought the opinion of an outside firm of appraisers.

We have sold the aircraft on an “as is-where is” basis which means we have not had any expenditure on restoring the maintenance condition of the aircraft. The total sales proceeds are $39 million and the sale was completed on September 29, 2004. The proceeds from the sale will be distributed on the October 15, 2004 payment date in accordance with the priority of payments.

September 30, 2004

For further information please contact: Louise O’Donnell, Aengus Kelly, or Brian Marks of Airplanes Group’s Administrative Agent at tel: + 353 61 723600.